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                                                                EXHIBIT 99.1



FINANCIAL CONTACT:  JAMES S. GULMI (615) 367-8325
MEDIA CONTACT:      CLAIRE S. MCCALL (615) 367-8283


                     GENESCO ANNOUNCES PENDING RESTATEMENTS
                           RELATED TO LEASE ACCOUNTING


NASHVILLE, Tenn., March 24, 2005 -- Genesco Inc. (NYSE: GCO) announced today that upon completion of its previously announced review of certain aspects of its accounting for retail store leases, it expects to revise previously reported fourth quarter and fiscal 2005 results and to issue restated consolidated financial statements for the fiscal years ended January 31, 2004 and February 1, 2003, and for the quarterly periods of fiscal years 2004 and 2005. The Company previously announced that it would review its lease accounting in light of a February 7, 2005 letter from the Office of the Chief Accountant of the Securities and Exchange Commission to the Center for Public Company Audit Firms of the American Institute of Certified Public Accountants, clarifying generally accepted accounting principles applicable to leases and leasehold improvements.

         Before the accounting changes related to the February 7 letter, the Company's consolidated balance sheets have reflected the unamortized portion of construction allowances from landlords as a reduction of property and equipment instead of as deferred rent. In addition, the Company's statements of cash flows have reflected construction allowances as a reduction of capital expenditures within cash flows from investing activities, rather than as cash flows from operating activities.

         Additionally, the Company had previously recognized the straight-line rent expense for leases beginning generally on the commencement date of the lease term rather than on the date prior to the inception of the lease when the Company gained access to the premises to begin construction. Although no rent is actually paid during the construction period, the Company believes that generally accepted accounting principles require that rent expense be recognized from the beginning of the construction period.

         Finally, generally accepted accounting principles require amortization of leasehold


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improvements over the shorter of the estimated life of the asset or the lease term. In the case of certain leases with five-year initial terms followed by a five-year renewal option, based on its historical experience that it typically exercises the renewal option in such leases, the Company has treated the lease term as 10 years for purposes of the amortization analysis. The restated financial statements and revised results will reflect acceleration of the amortization of leasehold improvements in all cases in which the current amortization exceeds the initial lease term, unless there is a financial penalty associated with failure to exercise the renewal option.

         The effect of the accounting changes on the Company's consolidated statements of earnings is expected to be a reduction of net earnings of approximately $0.2 million, $0.6 million and $0.2 million for the fiscal years ended January 29, 2005, January 31, 2004, and February 1, 2003, respectively. For the fourth fiscal quarter ended January 29, 2005, net earnings are expected to be reduced by $0.1 million.

         The changes are expected to result in an increase in deferred rent of approximately $21.8 million, a decrease in deferred tax liability of approximately $2.3 million, and a decrease in retained earnings of approximately $3.5 million, net of taxes, as well as an increase in property and equipment of $16.1 million at January 29, 2005. In the consolidated balance sheet at January 31, 2004, the changes are expected to increase deferred rent by approximately $21.4 million from the amount previously reported, to increase deferred tax asset by approximately $2.1 million and to decrease retained earnings by approximately $3.3 million, net of taxes. The increase in property and equipment is expected to be approximately $16.0 million at January 31, 2004.

         On the consolidated statements of cash flows, the changes will increase net cash provided by operating activities and net cash used in investing activities by equal amounts resulting in no change in net cash flows for any period. These adjustments are expected to be approximately $3.0 million, $3.0 million and $4.1 million for the fiscal years ended January 29, 2005, January 31, 2004, and February 1, 2003, respectively.

         The Company intends to reflect the restatements of its annual and interim financial statements in its annual report on Form 10-K for the fiscal year ended January 29, 2005, which is expected to be filed on April 14, 2005.



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         This release contains forward-looking statements, including the estimates of the anticipated effects of the accounting changes on the Company's consolidated financial statements that are to be restated. While these estimates reflect the Company's current expectations, there can be no assurance that further analysis of the relevant data and its audit by the Company's independent auditors will not result in differences from these expectations and, consequently, that the restated financial information will not be materially different from the estimates provided in the release.

         Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,600 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.



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